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                                                                 Exhibit 10.23.3
                           [MERRILL LYNCH LETTERHEAD]

Mr. Walter W. Buckley
Internet Capital Group, Inc.
435 Devon Park Drive, Building 800
Wayne, Pennsylvania  19087

      Re: Internet Capital Group, Inc. Directed Share Subscription Program

Dear  Mr. Buckley:

                  In connection with the advisory services provided by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") relating to the directed share subscription program administered as part of the proposed initial public offering by Internet Capital Group, Inc. (the "Company"), you hereby agree (i) to pay an advisory fee of 5% of the aggregate initial offering price of all of the shares sold as part of the directed share subscription program (up to 3.5 million shares), payable at the closing of the initial public offering by wire transfer in immediately available funds, (ii) to pay all costs and expenses of the underwriters, including the fees and expenses of Merrill Lynch's counsel, in connection with matters related to the directed share subscription program and (iii) that any shares sold in the directed share subscription program will be separate from and in addition to the shares of common stock of the company being underwritten by Merrill Lynch.

                  You understand that this is not a commitment by Merrill Lynch to underwrite shares in the public offering, which commitment would be evidenced by an executed underwriting agreement.

                  If the foregoing reflects your understanding, kindly so indicate by signing below and returning this letter to me at your earliest convenience.

                  Thank you.

                                                     Very truly yours,


                                                     --------------------------
The above accurately describes the
understanding between the Company and
Merrill Lynch regarding the directed
share subscription program relating to
the proposed public offering by the Company.

By:
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